Exhibit 99.1

NEWS RELEASE

CONTACTS:

Bob Aronson                                                                             Shelley Whiddon - media
Director of Investor Relations                                                     Alliance Data Systems
Stage Stores, Inc.                                                                       972-348-4310

800-579-2302                                                                           (swhiddon@alldata.net)

(baronson@stagestores.com)

                                                                                                  Ed Heffernan - analysts/investors

                                                                                                  Chief Financial Officer

                                                                                                  Alliance Data Systems

                                                                                                  972-348-5191

                                                                                                  (eheffernan@alldata.net)

FOR IMMEDIATE RELEASE

STAGE STORES AND ALLIANCE DATA SYSTEMS SIGN NEW LONG-TERM PRIVATE LABEL CREDIT CARD AGREEMENT

-- Alliance Will Purchase Peebles' Credit Card Portfolio --

-- Agreement Expands Stage's Relationship with Alliance --

HOUSTON, TX, AND DALLAS, TX, January 12, 2004 - Stage Stores, Inc. (Nasdaq: STGS) and Alliance Data Systems Corporation (NYSE: ADS) today announced that they have reached a definitive purchase and sale agreement whereby Alliance's bank subsidiary will purchase Peebles' private label credit card portfolio from Stage Stores. In November 2003, Stage Stores took ownership of the credit card portfolio when it acquired Peebles Inc. Stage Stores kept the Peebles name, and currently operates 142 Peebles stores. Alliance also provides private label credit card services for Stage Stores' other retail brands, including Bealls, Palais Royal and Stage.

Under terms of the purchase and sale agreement, Alliance's bank subsidiary will acquire Peebles' private label credit card portfolio, which currently consists of approximately 180,000 statemented accounts each month, and will assume the outstanding balances associated with those accounts. Alliance's bank subsidiary will own and service the accounts and balances generated during the term of a separate program agreement, which will run through September 2013. Alliance will provide account acquisition and activation, receivables funding, card authorization, private label credit card issuance, statement generation, marketing services, remittance processing and customer service functions.

--more--

Stage Stores and Alliance Data Systems

Sign New Agreement

Page - 2

The purchase and sale agreement provides for Stage Stores to receive cash at closing which approximates the amount of account balances outstanding at the time of closing. As a point of reference, the account balances totaled approximately $43 million on January 2, 2004. This transaction is currently expected to close during the first quarter of the 2004 fiscal year. Stage Stores expects to utilize the proceeds for general corporate purposes.

Jim Scarborough, Chairman, President and Chief Executive Officer of Stage Stores, commented, "Given that we had sold our private label credit card business to Alliance on September 12, 2003, it had always been our intention to sell Peebles' private label credit card business as soon after the acquisition as possible. We have been pleased with our experience with Alliance since we began our long-term strategic relationship with them last September, and we are confident that they will continue to provide superior credit products and services to our customers."

"We are pleased that Stage has again selected Alliance to provide private label credit services, this time for Peebles", said Ivan Szeftel, president, Retail Services, Alliance Data Systems. "We are excited about expanding our long-term relationship with Stage and are confident that we can deliver the same value-added credit and marketing services for Peebles as we have for Stage's other retail brands."

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 522 stores located in 27 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

Stage Stores' "Safe Harbor" Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the expected net cash proceeds from the sale of Peebles' private label credit card portfolio, the anticipated closing date of the transaction and the possible use of the sale proceeds.

--more--

Stage Stores and Alliance Data Systems

Sign New Agreement

The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services. The company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages over 72 million consumer relationships for some of North America's most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 7,000 associates at more than 20 locations in the United States and Canada. For more information about the company, visit its web site, www.alliancedatasystems.com

Alliance Data Systems' Safe Harbor Statement/Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

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